EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT (the "Agreement") is dated June 9, 2003 to be effective as of the 9th day of June, 2003 between POWER EFFICIENCY CORPORATION, a Delaware corporation (the "Corporation"), with principal executive offices located at 4220 Varsity Drive, Suite E, Ann Arbor, MI 48108; and RICHARD KOCH, residing at 105 Hallbrook Farms Drive; Wilmington, NC 28411 (the "Executive").

                               W I T N E S E T H:

         WHEREAS, the Corporation desires to employ Executive as the Corporation's Chief Executive Officer to engage in such activities and to render such services under the terms and conditions hereof and has authorized and approved the execution of this Agreement; and

         WHEREAS, Executive desires to be employed by the Corporation under the terms and conditions hereinafter provided;

         NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, the parties agree as follows:

         1. Employment, Duties and Acceptance.

                  1.1 Services. The Corporation hereby employs Executive, for the Term (as hereinafter defined in Section 2 hereof), to render services to the business and affairs of the Corporation in the office referenced in the recitals hereof and, in connection therewith, shall perform such duties as directed by the Board of Directors of the Corporation from time to time, in its reasonable discretion, and shall perform such other duties as shall be consistent with the responsibilities of such office (collectively the "Services"). Executive shall perform activities related to such office as he shall reasonably be directed or requested to so perform by the Corporation's Board of Directors, to whom he shall report. Executive shall use his best efforts, skill and abilities to promote the interests of the Corporation and its subsidiaries.

                  1.2 Acceptance. Executive hereby accepts such employment and agrees to render the Services.

                  1.3 Representations of the Executive. The Executive represents and warrants to the Corporation that his execution and delivery of this Agreement, his performance of the Services hereunder and the observance of his other obligations contemplated hereby will not (i) violate any provisions of or require the consent or approval of any party to any agreement, letter of intent or other document to which he is a party or (ii) violate or conflict with any arbitration award, judgment or decree or other restriction of any kind to or by which he is subject or bound.

         2. Term of Employment.

         The term of Executive's employment under this Agreement (the "Term") shall commence on June 9, 2003 (the "Commencement Date") and shall terminate on June 9, 2008, unless sooner terminated pursuant to Sections 9 or 5.2 of this Agreement; provided, however, if the Corporation shall fail to give Executive notice of nonrenewal not less than 90 days prior to the scheduled expiration of the Term or any extension thereof, the Term shall automatically be extended for an additional one (1) year period. Notwithstanding anything to the contrary contained herein, the provisions of this Agreement governing Protection of Confidential Information shall continue in effect as specified in Section 10 hereof.

         3. Base Salary and Expense Reimbursement.

                  3.1 Base Salary. During the Term, as full compensation for the Services, the Corporation agrees to pay Executive a minimum base salary ("Base Salary") at the annual rate of $240,000. The Executive shall be eligible for annual salary increases in such amount(s) as the Corporation's Compensation Committee shall determine in its absolute discretion. If there is no Compensation Committee, such determinations shall be made by the entire Board of Directors. During the first 12 months of the Term, an amount equal to $60,000 per year of the Base Salary shall be accrued and paid to the Executive at such time as the net cash provided by the operating activities of the Corporation is greater than zero for a period of three (3) consecutive months ("Cash Flow Positive"). Upon satisfying this requirement, the Executive shall be paid his accrued but unpaid salary in monthly installments of $10,000 (each payment a "Salary Increment") until such time as all of the Executive's accrued salary has been paid. In the event the Corporation is unable to pay a Salary Increment, the Board of Directors of the Corporation may elect to defer such payment. In the event of deferment, the Salary Increment payments shall resume when the Corporation is financially able to make such payments. In the event that the Corporation is never Cash Flow Positive during the Term, then the Corporation has no obligation to pay executive the accrued portion of his salary. Base Salary is subject to withholding and other applicable taxes, payable during the term of this Agreement in accordance with the Corporation's customary payment practices, but not less frequently than monthly.

                  3.2 Stock Options. In connection with this Agreement, the Corporation shall on the date hereof grant the Executive: (i) incentive stock options (the "ISO Options") to purchase up to 631,578 shares of the Corporation's common stock, $.001 par value per share (the "Common Stock"), at a per share purchase price of $.95; and (ii) nonqualified stock options (the "NQSO Options") to purchase up to 368,422 shares of the Corporation's Common Stock, at a per share exercise price of $.81. The options shall be exercisable for a period of ten (10) years commencing on the date hereof and shall vest as follows:


          Date                 Number of ISO Options            Number of NQSO Options            Total Options
  --------------------       -------------------------        -------------------------         -----------------
      June 9, 2003                    105,263                           94,737                       200,000
      June 9, 2004                    105,263                           54,737                       160,000
      June 9, 2005                    105,263                           54,737                       160,000
      June 9, 2006                    105,263                           54,737                       160,000
      June 9, 2007                    105,263                           54,737                       160,000
      June 9, 2008                    105,263                           54,737                       160,000
                                                                                                -----------------
                                                                                                    1,000,000


The grant of the options is conditioned upon and subject to the Executive executing the nonqualified stock option agreement and the incentive stock option agreement, attached hereto as Exhibit A, the terms of which are hereby incorporated by reference.

                  3.3 Business Expense Reimbursement. Upon submission to, and approval by, an officer of the Corporation designated by the Board of Directors of the Corporation of a statement of expenses, reports, vouchers or other supporting information, which approval shall be granted or withheld based on the Corporation's policies in effect at such time, the Corporation shall promptly reimburse the Executive for all reasonable business expenses actually incurred or paid by him during the Term or renewals thereof in the performance of the Services, including, but not limited to, expenses for entertainment, travel and similar items.

         4. Bonuses.

                  4.1 Bonus. The Executive shall be eligible to receive bonuses in such amount(s) as the Corporation's Compensation Committee shall determine in its absolute discretion. If there is no Compensation Committee, such determinations shall be made by the entire Board of Directors.

                  4.2 Nothing in this Section 4 shall be construed as conferring upon the Executive any right (i) normally associated with the ownership of capital stock; (ii) to continue in the employ of the Corporation or any affiliate of the Corporation; or (iii) to interfere in any way with the right of the Corporation to terminate this Agreement in accordance with the provisions hereof. Nothing in this Agreement shall be construed to imply that any specific assets of the Corporation have been set aside to provide for payments under this Agreement. Any payments under this Agreement shall be made solely from general assets of the Corporation existing at the time such payments are due.

                  4.3 Change in Control Bonus. Upon the occurrence of either of the following events ("Triggering Events"): (i) the purchase, either directly from the Corporation and/or from existing stockholders of the Corporation, by an Outside Party (as defined below), of the Corporation's Common Stock, which results in the Outside Party acquiring more than 50% of the issued and outstanding shares of Common Stock of the Corporation (assuming the full exercise of the Stock Purchase Warrant issued to Summit Energy Ventures, LLC ("Summit") on June 14, 2002 (the "Summit Warrant")); or (ii) the sale/transfer by Summit of over 50% of the shares of Common Stock held by Summit, calculated on a fully converted basis and assuming full exercise of the Summit Warrant, to an Outside Party who is not a Summit Affiliate (as defined below); the Executive shall be entitled to receive a bonus in an amount equal to the Applicable Percentage (as defined below) of the Enterprise Value (as defined below) of the Corporation. The Applicable Percentage shall equal (a) 2% of the Enterprise Value of the Corporation which is in excess of $35,000,000 but less than $70,000,000; plus (b) 2.5% of the Enterprise Value of the Corporation which is in excess of $70,000,000 but less than $105,000,00; plus (c) 3.0% of the Enterprise Value of the Corporation which is in excess of $105,000,000.

         For purposes of this Section 4.3:

                   (i) "Outside Party" shall mean any third party that purchases the securities of PEC;

                  (ii) "Summit Affiliate" shall mean: (a) the limited partners of, or other investors in, Summit, (b) Northwest Power Management or other funds affiliated with Northwest Power Management, or (c) Steven Strasser or funds affiliated with or managed by Mr. Strasser;

                  (iii) "Enterprise Value" shall refer to the value of the Corporation on the date of the Triggering Event. The Enterprise Value shall be calculated as follows: (a) if the shares are purchased by a third party in the open market, the Enterprise Value shall be calculated by taking the average of the closing price of the Corporation's Common Stock for each of the thirty (30) trading days (the "Average Trading Price") immediately prior to the date of the Triggering Event, multiplied by the number of shares of Common Stock outstanding on date of the Triggering Event (assuming (1) the exercise of the Summit Warrant, and (2) the conversion of all shares of preferred stock of the Corporation into Common Stock); or (b) if the shares of Common Stock are purchased by the third party in either a private sale transaction or via a tender offer, the Enterprise Value shall be calculated by taking the per share price of Common Stock in either the private transaction or tender offer, as applicable, multiplied by the number of shares of Common Stock outstanding on the date of the Triggering Event (assuming (1) the exercise of the Summit Warrant; and (2) the conversion of all the shares of preferred stock of the Corporation into Common Stock).

         5. Severance.

                  5.1 Termination Without Cause or for Good Reason. In the event that Executive's employment hereunder shall be terminated by the Corporation without Cause (as defined in Section 9.4 hereof) or terminated by the Executive for Good Reason (as defined in Section 9.5 hereof) at any time prior to the end of the Term, the Executive shall be entitled to receive from the Corporation, in addition to any Base Salary earned to the date of termination, a severance payment in an amount equal to: (i) the Executive's Base Salary in the event that the Corporation is Cash Flow Positive, or (ii) $180,000, if the Corporation is not Cash Flow Positive; either of which, as the case may be, shall be paid in biweekly (every two weeks) increments during the two-year period following such termination. Should Executive secure employment or a consulting engagement during the two-year period after termination, then the compensation from this employment or consulting shall be deducted from the bi-weekly payments the Corporation is obligated to pay Executive. If the Executive's compensation from this employment or consulting is higher than $15,000 per month, the Corporation's obligation to make payments to executive shall cease.

         6. Additional Benefits.

                  6.1 In General. In addition to the compensation, bonuses, expenses and other benefits to be paid under Sections 3, 4 and 5 hereof, Executive will be entitled to all rights and benefits for which he shall be eligible under any insurance, health and medical, incentive, bonus, profit-sharing, pension or other extra compensation or "fringe" benefit plan of the Corporation or any of its subsidiaries now existing or hereafter adopted for the benefit of the executives or employees generally of the Corporation. The provisions of this Agreement which incorporate employee benefit packages shall change as and when such employee benefit packages change.

                  6.2 Automobile. The Corporation shall provide the Executive an automobile allowance at a monthly rate not to exceed $800 for the term of this Agreement.

                  6.3 Moving and Living Expenses. The Corporation shall reimburse Executive for reasonable moving expenses in an amount not to exceed $35,000. The Corporation shall reimburse Executive for reasonable living expenses in an amount not to exceed $2,500 per month. Effective June 9, 2003, the Corporation shall reimburse Executive's living expenses until the earlier of: (i) the Corporation moves its corporate offices from Palm Desert to Las Vegas, (ii) the Corporation decides that Palm Desert will be the main corporate office, or (iii) October 9, 2003.

                  6.4 Health Exam. The Executive shall annually have a comprehensive physical examination. The Corporation shall reimburse up to $1,000 of Executive's expenses (medical and out of pocket) associated with this exam. In the event that the examination reveals that the Executive has a health condition that may impact his ability to perform his duties owed to the Corporation, the Executive shall reveal such results to the Corporation.

         7. Vacation.

         The Executive shall be entitled each year during the Term of this Agreement to a vacation period of four (4) weeks, during which all salary, compensation, benefits and other rights to which the Executive is entitled to hereunder shall be provided in full. Such vacation may be taken in the Executive's discretion, and such time or times as are not inconsistent with the reasonable business needs of the Corporation. If the Executive does not take the four (4) weeks of paid vacation in any year during the term of the Agreement, the unused vacation days will accrue until they are used, this Agreement is terminated or Executive retires. In the event of termination, Executive retirement or other resignation, Executive shall receive a payment for all accrued but unused vacation days equal to the amount Executive would have been paid if Executive continued as an employee of Corporation for such number of accrued but unused vacation days.

         8. Insurability; Right to Insure. Executive agrees that the Corporation shall have the right during the Term to insure the life of Executive by a policy or policies of insurance in such amount or amounts as it may deem necessary or desirable, and the Corporation shall be the beneficiary of any such policy or policies and shall pay the premiums or other costs thereof. The Corporation shall have the right, from time to time, to modify any such policy or policies of insurance or to take out new insurance on the life of Executive. Executive agrees, upon request, at any time or times prior to the commencement of or during the Term to sign and deliver any and all documents and to submit to any physical or other reasonable examinations which may be required in connection with any such policy or policies of insurance or modifications thereof.

         9. Termination.

                  9.1 Death. If Executive dies during the Term of this Agreement, Executive's employment hereunder shall terminate upon his death and all obligations of the Corporation hereunder shall terminate on such date, except that Executive's estate or his designated beneficiary shall be entitled to payment of any unpaid accrued Base Salary through the date of his death. In addition, any accrued and unpaid Bonus shall be paid in accordance with Section 4 hereof.

                  9.2 Disability. Subject to the provisions of Section 6.1, if Executive shall be unable to perform a significant part of his duties and responsibilities in connection with the conduct of the business and affairs of the Corporation and such inability lasts for (i) a period of at least sixty (60) consecutive days, or (ii) periods aggregating at least ninety (90) days during any three hundred sixty five (365) consecutive days, by reason of Executive's physical or mental disability, whether by reason of injury, illness or similar cause, Executive shall be deemed disabled, and the Corporation any time thereafter may terminate Executive's employment hereunder by reason of the disability. Upon delivery to Executive of such notice, all obligations of the Corporation hereunder shall terminate, except that Executive shall be entitled to payment of any unpaid accrued Base Salary through the date of termination. In addition, any accrued and unpaid Bonus shall be paid in accordance with Section 4 hereof. The obligations of Executive under Section 10 hereof shall continue notwithstanding termination of Executive's employment pursuant to this Section 9.2.

                  9.3 Termination For Cause. The Corporation may at any time during the Term, without any prior notice, terminate this Agreement and discharge Executive for Cause, whereupon the Corporation's obligation to pay compensation or other amounts payable hereunder to or for the benefit of Executive shall terminate on the date of such discharge. Furthermore, the Executive shall be entitled to all options which have vested as of the termination date and all options which have not vested shall be cancelled. As used herein the term "Cause" shall mean: (i) a willful and material breach by Executive of the terms of this Agreement; (ii) willful violation of specific and lawful written direction from the Board of Directors of the Corporation; provided such direction is not inconsistent with the Executive's duties and responsibilities under the office the Executive is holding at the time of the directive; or (iii) conviction of the Executive of a felony by a federal or state court of competent jurisdiction. The obligations of the Executive under
Section 10 shall continue notwithstanding termination of the Executive's employment pursuant to this Section 9.3.

                  9.4 Termination Without Cause. The Corporation shall have the option to terminate this Agreement without Cause without any prior notice to the Executive. In the event the Corporation terminates this Agreement without Cause as defined above, the Corporation shall pay the Executive upon termination, the amount required pursuant to Section 5.1. In addition, all options granted to the Executive shall immediately vest and be exercisable by the Executive. The obligations of the Executive under Section 10 hereof shall continue notwithstanding termination of the Executive's employment pursuant to this
Section 9.4.

                  9.5 Termination by Executive. The Executive shall have the right to terminate this Agreement for Good Reason, as hereinafter defined. "Good Reason" shall mean any of the following: (i) the assignment to the Executive of duties inconsistent with the Executive's position, duties, responsibilities, titles or offices as described herein; (ii) any material reduction by the Corporation of the Executive's duties and responsibilities as Chief Executive Officer; or (iii) any reduction by the Corporation of the Executive's compensation or benefits payable hereunder (it being understood that a reduction of benefits applicable to all executives of the Corporation, including the Executive, shall not be deemed a reduction of the Executive's compensation package for purposes of this definition). In the event the Executive terminates this Agreement for Good Reason as defined above, the Corporation shall pay the Executive upon termination, the amount required pursuant to Section 5.1. In addition, all options granted to the Executive shall immediately vest and be exercisable by the Executive. The obligations of the Executive under Section 10 hereof shall continue notwithstanding termination of the Executive's employment pursuant to this Section 9.5. In the event the Executive terminates this Agreement without Good Reason the Executive shall be entitled to Base Salary accrued from the most recent pay period through the date of termination but shall otherwise be treated as if this Agreement had been terminated pursuant to
Section 9.3.

         10. Protection of Confidential Information.

         In view of the fact that Executive's work for the Corporation will bring him into close contact with confidential information and plans for future developments, Executive agrees to the following:

                  10.1 Secrecy. To keep secret and retain in the strictest confidence all confidential matters of the Corporation, including, without limitation, trade "know how" and trade secrets, customer lists, pricing policies, marketing plans, technical processes, formulae, inventions and research projects, and other business affairs of the Corporation, learned by him heretofore or hereafter, and not to disclose them to anyone inside or outside of the Corporation, except in the course of performing the Services hereunder or with the express written consent of the Chief Executive Officer or Board of Directors of the Corporation and except to the extent such information is already known to the general public.

                  10.2 Return Memoranda, etc. To deliver promptly to the Corporation on termination of his employment, or at any other time as the Chief Executive Officer or the Board of Directors of the Corporation may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the Corporation's business and all property associated therewith, which he may then possess or have under his control.

                  10.3 Covenants.

                           10.3.1 Non-competition. Executive agrees that at all
times while he is employed by the Corporation and, regardless of the reason for termination of his employment or this Agreement, for a period of two (2) years thereafter, he will not, as a principal, agent, employee, employer, consultant, stockholder, investor, director or co-partner of any person, firm, corporation or business entity other than the Corporation, or in any individual or representative capacity whatsoever, directly or indirectly, without the express prior written consent of the Corporation:

                           (i) engage or participate in any business whose products or services are competitive with that of the Corporation, which business is the manufacture and sale of energy saving equipment, and which conducts or solicits business, or transacts with supplier or customers located within the United States;

                           (ii) aid or counsel any other person, firm, corporation or business entity to do any of the above;

                           (iii) become employed by a firm, corporation, partnership or joint venture which competes with the business of the Corporation within the United States; or

                           (iv) approach, solicit business from, or otherwise do business or deal with any customer of the Corporation in connection with any product or service competitive to any provided by the Corporation.

                           10.3.2 Anti-Raiding. Executive agrees that during the
term of his employment hereunder, and, thereafter for a period of two (2) years, he will not, as a principal, agent, employee, employer, consultant, director or partner of any person, firm, corporation or business entity other than the Corporation, or in any individual or representative capacity whatsoever, directly or indirectly, without the prior express written consent of the Corporation approach, counsel or attempt to induce any person who is then in the employ of the Corporation to leave the employ of the Corporation or employ or attempt to employ any such person or persons who at any time during the preceding six months was in the employ of the Corporation.

                           10.3.3 Executive's Acknowledgements. Executive
acknowledges (i) that his position with the Corporation requires the performance of services which are special, unique, and extraordinary in character and places him in a position of confidence and trust with the customers and employees of the Corporation, through which, among other things, he shall obtain knowledge of the Corporation's "technical information" and "know-how" and become acquainted with its customers, in which matters the Corporation has substantial proprietary interests; (ii) that the restrictive covenants set forth above are necessary in order to protect and maintain such proprietary interests and the other legitimate business interests of the Corporation; and (iii) that the Corporation would not have entered into this Agreement unless such covenants were included herein.

                  Executive also acknowledges that the business of the Corporation presently will extend throughout the United States, and that he will personally supervise and engage in such business on behalf of Corporation and, accordingly, it is reasonable that the restrictive covenants set forth above are not more limited as to geographic area than is set forth therein. Executive also represents to the Corporation that the enforcement of such covenants will not prevent Executive from earning a livelihood or impose an undue hardship on the Executive.

                  10.4 Severability. If any of the provisions of this Section 10, or any part thereof, is hereinafter construed to be invalid or unenforceable, the same shall not affect the remainder of such provision or provisions, which shall be given full effect, without regard to the invalid portions. If any of the provisions of this Section 10, or any part thereof, is held to be unenforceable because of the duration of such provision, the area covered thereby or the type of conduct restricted therein, the parties agree that the court making such determination shall have the power to modify the duration, geographic area and/or other terms of such provision and, as so modified, said provision(s) shall then be enforceable. In the event that the courts of any one or more jurisdictions shall hold such provisions wholly or partially unenforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Corporation's right to the relief provided for herein in the courts of any other jurisdictions as to breaches or threatened breaches of such provisions in such other jurisdictions, the above provisions as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

                  10.5 Injunctive Relief. Executive acknowledges and agrees that, because of the unique and extraordinary nature of his services, any breach or threatened breach of the provisions of Sections 10.1, 10.2 or 10.3 hereof will cause irreparable injury and incalculable harm to the Corporation, and the Corporation shall, accordingly, be entitled to injunctive and other equitable relief for such breach or threatened breach and that resort by the Corporation to such injunctive or other equitable relief shall not be deemed to waive or to limit in any respect any right or remedy which the Corporation may have with respect to such breach or threatened breach. The Corporation and Executive agree that any such action for injunctive or equitable relief shall be heard in a state or federal court situated in New York County, New York and each of the parties hereto, hereby agrees to accept service of process by registered mail and to otherwise consent to the jurisdiction of such courts.

                  10.6 Expenses of Enforcement of Covenants. In the event that any action, suit or proceeding at law or in equity is brought to enforce the covenants contained in Sections 10.1, 10.2, or 10.3 hereof or to obtain money damages for the breach thereof, the party prevailing in any such action, suit or other proceeding shall be entitled upon demand, to reimbursement from the other party for all expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred in connection therewith.

                  10.7 Separate Agreement. The provisions of this Section 10 shall be construed as an agreement on the part of the Executive independent of any other part of this Agreement or any other agreement, and the existence of any claim or cause of action of the Executive against the Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of the provisions of this Section 10.

         11. Indemnification.

         The Corporation shall provide the Executive (including his heirs, executors and administrators) with coverage under a standard directors and officers liability insurance policy at the Corporation's expense to the same extent as provided for any other director, officer or trustee of the Corporation. In addition, the Corporation shall indemnify the Executive (and his heirs, executors and administrators) to the fullest extent permitted under the law of its state of incorporation against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which the Executive may be involved by reason of his having been a director or officer of the Corporation or any subsidiary thereof. Such expenses and liabilities shall include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements, such settlements to be approved by the Board if such action is brought against the Executive in his capacity as a director or officer of the Corporation or any subsidiary thereof. The Corporation shall, upon the request of the Executive, advance to the Executive such amounts as necessary to cover expenses, including without limitation legal fees and expenses, incurred by the Executive in connection with any suit or proceeding in which the Executive may be involved by reason of his being or having been a director or officer of the Corporation or of any subsidiary thereof. Such indemnity and advance of expenses, however, shall not extend to matters as to which the Executive is finally adjudged to be liable for willful misconduct in the performance of his duties.

         12. Arbitration.

         Except with respect to any proceeding brought under Section 10 hereof, any controversy, claim, or dispute between the parties, directly or indirectly, concerning this Employment Agreement or the breach hereof, or the subject matter hereof, including questions concerning the scope and applicability of this arbitration clause, shall be finally settled by arbitration in New York County, New York pursuant to the rules then applying of the American Arbitration Association. The arbitrators shall consist of one representative selected by the Corporation, one representative selected by the Executive and one representative selected by the first two arbitrators. The parties agree to expedite the arbitration proceeding in every way, so that the arbitration proceeding shall be commenced within thirty (30) days after request therefore is made, and shall continue thereafter, without interruption, and that the decision of the arbitrators shall be handed down within thirty (30) days after the hearings in the arbitration proceedings are closed. The arbitrators shall have the right and authority to assess the cost of the arbitration proceedings and to determine how their decision or determination as to each issue or matter in dispute may be implemented or enforced. The decision in writing of any two of the arbitrators shall be binding and conclusive on all of the parties to this Agreement. Should either the Corporation or the Executive fail to appoint an arbitrator as required by this Section 12 within thirty (30) days after receiving written notice from the other party to do so, the arbitrator appointed by the other party shall act for all of the parties and his decision in writing shall be binding and conclusive on all of the parties to this Employment Agreement. Any decision or award of the arbitrators shall be final and conclusive on the parties to this Agreement; judgment upon such decision or award may be entered in any competent Federal or state court located in the United States of America; and the application may be made to such court for confirmation of such decision or award for any order of enforcement and for any other legal remedies that may be necessary to effectuate such decision or award.

         13. Notices.

         All notices, requests, consents and other communications required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, telecopy or mailed first-class, postage prepaid, by registered or certified mail (notices sent by telegram or mailed shall be deemed to have been given on the date sent), to the parties at their respective addresses hereinabove set forth or to such other address as either party shall designate by notice in writing to the other in accordance herewith.

         14. General.

                  14.1 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the local laws of the State of Delaware.

                  14.2 Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                  14.3 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes in their entirety all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof including, but not limited to, the Previous Employment Agreement. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

                  14.4 Severability. If any of the provisions of this Agreement shall be unlawful, void, or for any reason, unenforceable, such provision shall be deemed severable from, and shall in no way affect the validity or enforceability of, the remaining portions of this Agreement.

                  14.5 Waiver. The waiver by any party hereto of a breach of any provision of this Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach of the same provision or any other provision hereof.

                  14.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

                  14.7 Assignability. This Agreement, and Executive's rights and obligations hereunder, may not be assigned by Executive. The Corporation may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets; in any event the rights and obligations of the Corporation hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets. This Agreement shall inure to the benefit of, and be binding upon, the Executive and his executors, administrators, heirs and legal representatives.

                  14.8 Amendment. This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. No superseding instrument, amendment, modification, cancellation, renewal or extension hereof shall require the consent or approval of any person other than the parties hereto. The failure of either party at any time or times to require performance of any provision hereof shall in no matter affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

                     [Signature page to immediately follow]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


POWER EFFICIENCY CORPORATION

By:_________________________________________
     Steven Strasser, Chairman of the Board



____________________________________________
Richard Koch, individually